Exhibit 10.8

Visa Incentive Plan (VIP)

For Fiscal Year 2006

(For Employees of Visa USA)

Plan Document

VISA INCENTIVE PLAN (VIP) for FY 2006 Plan Document

Section 1:	OBJECTIVE

1.1	The Visa Incentive Plan (VIP) is an annual incentive program designed to reward those employees whose performance during the year enabled Visa USA to achieve excellent business results. The VIP focuses employee efforts on the achievement of specific goals in support of Visa USA’s business strategy and provides for an opportunity to receive annual payouts based on individual performance.

Section 2:	ELIGIBILITY

2.1	Eligibility to participate in the Plan is automatic for all regular employees of Visa USA hired or rehired by July 1, 2006 of the current Plan Year ending September 30, 2006, who are not covered by any other recognized annual incentive program at Visa USA, and continues for the current fiscal year until they are otherwise employed or assigned. Participants in the Plan who transfer to Inovant, Visa International or one of its operating divisions after July 1 will remain in the Plan provided they meet all other eligibility requirements noted in Section 2.2.

2.2	To be eligible for consideration for an award, a participant must be employed at Visa USA and actively performing his or her job for a minimum of three months during the Plan Year and be actively working at Visa USA, Inovant or Visa International at the close of the Plan Year ending September 30, 2006, except as provided below in the event of death, disability or retirement. If a participant retires under the terms of the Visa Retirement Plan, dies or terminates employment due to disability during the Plan Year, the employee is eligible for a prorated payout based on eligible earnings to date at 100% of target. A participant not actively at work during a severance warning period or while on military leave will be treated as actively at work for purposes of this Section 2.2 to the extent required by applicable law.

2.3	Eligibility to participate in this Plan for all or any portion of the fiscal year does not establish eligibility for participation in any successor plan or for any form of incentive, bonus or other compensation with respect to any period following the end of the 2006 fiscal year.

Section 3:	AWARD AMOUNTS

Eligible Earnings: Incentive award amounts are expressed as a percentage of a participant’s Plan Year eligible earnings. Eligible earnings include actual base pay earned, paid time off, holiday pay, overtime, shift differential and leave with pay that is paid during the Plan Year by Visa USA, Inovant or Visa International. The following are not included in eligible earnings: tuition reimbursement, relocation allowances, short term and long term disability payments, bonuses or any other allowances.

3.1	Target Awards

Each participant has a target incentive award, which is expressed as a percentage of eligible earnings. The targets are determined by job classification or level, market pay levels, and Visa USA’s overall compensation philosophy. Participants whose target award percent is changed during the Plan Year will have their final target award percent prorated for the portion of time spent at each target award percent.

VISA INCENTIVE PLAN (VIP) for FY 2006 Plan Document

Section 4:	VIP PAYOUT DETERMINATION

Final incentive award payouts are based on individual performance results as evaluated against predetermined goals and Visa USA’s values as well as each participant’s relative contribution in comparison to peers. Performance results are summarized by a performance level as depicted in the FY2006 VIP Payout Guidelines below. After approval of all ratings by the EMC (see Section 6.2) a participant’s manager will determine the participant’s incentive payout based upon the recommended payout ranges for the Participant’s level of performance. Incentive payouts outside of the guidelines require the approval of the divisional Executive Vice President as referenced in Section 6.3.

FY2006 VIP Payout Guidelines

Performance Level	Payout % (of Target Award)
Exceptional	150%	to	200%
High Contributor	125%	to	175%
Successful Contributor	75%	to	150%
Inconsistent Contributor	25%	to	75%
Action Required		0%

At the end of the Plan Year, the Payout Guidelines may be adjusted if necessary and appropriate based on the amount of the total bonus pool at the sole discretion of the CEO.

Section 5:	PERFORMANCE GOALS

5.1	Corporate Goals

Corporate goals for Visa USA include measures of Financial Performance, Growth, Member Satisfaction and other member chosen parameters. Performance against these goals is used to determine the overall funding for the VIP pool. Other aspects of performance may also be taken into account in determining funding for the VIP pool at the discretion of the CEO and the Board of Directors.

5.2	Individual Goals

Goals, statements of deliverables and measures of success are determined and documented at the beginning of the Plan Year, or within one month after participation in the Plan begins. The participant and his or her direct supervisor jointly develop individual and/or team goals.

Individual goals are revised when a participant changes jobs or supervisors, as appropriate. The new supervisor obtains input on performance against the original goals at the time of transfer for incorporation into the year-end rating.

Individual goals can also be revised after the beginning of the Plan Year to reflect changing business priorities. The participant’s manager makes the final decision on the goals for the Plan Year.

5.3	Review Guidelines

Performance against objectives will be reviewed throughout the Plan Year, and formally at least twice during the Plan Year: once at midyear and again at the end of the year (September 30).

VISA INCENTIVE PLAN (VIP) for FY 2006 Plan Document

Evaluations of individual performance are determined after the end of the Plan Year based on the following scale:

Exceptional

High Contributor

Successful Contributor

Inconsistent Contributor

Action Required

Section 6:	AWARD ADMINISTRATION

6.1	The Plan Year is October 1 through September 30.

6.2	The overall individual/team rating and corporate results are determined at the end of the review period. The participant’s direct supervisor determines individual ratings, and the results are reviewed by the EMC for fairness.

6.3	Final award amounts must be approved by the divisional Executive Vice President and the CEO except those requiring Board approval.

6.4	Target award amounts are based on the participant’s eligible earnings for all or the portion of the Plan Year during which they participated in the Plan. Final amounts are at the discretion of management within the provisions of the plan.

6.5	Any awards to individuals on disability with at least 3 months of active work at Visa during the Plan Year will be paid out based on performance and eligible earnings during the portion of the Plan Year they were actively performing their job.

6.6	Awards are paid as soon as practical, after the year-end measures upon which the final award is based are available, generally by early December following the Plan Year end.

6.7	Participants generally must be actively working at the close of the Plan Year (September 30, 2006) to be eligible for consideration of payment of an award. However, participants on unpaid leaves of absence are eligible to receive an award based upon the eligible earnings they were paid during the Plan Year, if they have been employed for at least three months during the Plan Year. Payouts to those on unpaid leave at the time of payout are at the discretion of the participant’s supervisor.

6.8	Participants who are reassigned from one Region to another during the first nine months of a plan year will participate in the reassigned Region’s annual incentive plan, if any, for that plan’s full plan year. If the reassignment occurs during the last three months of a plan year, the participants will continue participating in the prior Region’s annual incentive plan for that plan’s full plan year and may begin participating in the reassigned Region’s annual incentive plan, if any, at the beginning of the next plan year. Solely for purposes of this provision, “Region” shall mean (i) one of the following regional operating companies, divisions or affiliates of Visa International: Worldwide Services, Asia Pacific Region, Central Europe, Middle East Africa Region, European Union Region, Latin American and Caribbean Region and Visa Canada; (ii) Inovant; and (iii) Visa USA.

6.9	Participation in the Plan does not guarantee the participant the payment of an award. All awards under the Plan are discretionary and subject to approval by the Board of Directors and the CEO.

6.10	The payment of all or any portion of the VIP award may be deferred, in accordance with eligibility and terms of the Visa Deferred Compensation Plan.

6.11	Extraordinary occurrences may be considered by the Board of Directors of Visa USA when assessing performance results, and adjustments may be made to the performance measures to ensure that the purpose of the Plan is served and that the best interests of Visa USA and eligible participants are protected and not brought into conflict with one another.

VISA INCENTIVE PLAN (VIP) for FY 2006 Plan Document

6.12	Awards payable under the Plan may not be assigned, transferred or subjected to liens except as otherwise provided by law.

6.13	Except as provided in Section 6.14, if employment at Visa USA, Inovant or Visa International is terminated before September 30, 2006 for reasons other than retirement under the terms of the Visa Retirement Plan, disability or death, the participant shall not be paid any award for the Plan Year in which employment terminates. If such employment is terminated for reasons of such retirement, disability or death, a prorated VIP payment based upon Plan Year eligible earnings at incentive target (100%) may be made to the participant or, in the event of death, to the participant’s estate.

6.14	Upon termination of employment under a Visa Redeployment Plan or a Visa severance benefits plan or agreement, a prorated payment may be made. Such payment will be made based on the incentive target (100%) as a percentage of Plan Year eligible earnings, unless otherwise provided by Visa USA.

6.15	Participation in the Plan does not confer any right to employment nor create an employment contract or agreement of any sort with any participant.

Section 7:	FUNDING

The Plan will be budgeted for by Visa USA and will be approved in advance by the CEO of Visa USA and its Board of Directors or the Executive Committee thereof for the Plan Year. Total incentive awards may not exceed the spending range determined by the CEO and the Human Resources Committee of the Board.

Section 8:	GENERAL

8.1	By delegation of the Visa USA Board of Directors, the Head of Human Resources, in consultation with the Head of Compensation, has the sole responsibility for interpreting, administering, and modifying the Plan as necessary. The decisions of the Head of Human Resources regarding the construction, interpretation, and administration of the Plan are final and binding on all parties.

8.2	Maintenance of financial information relevant to the measurement of performance during the Plan Year will be the responsibility of an administrative committee or a senior executive of Visa USA.

8.3	All awards to be paid under the Plan shall be subject to all applicable withholding taxes, including federal and state income taxes and employment taxes. The participant’s employer will withhold such taxes in accordance with applicable tax regulations.

8.4	The Plan may be amended or terminated for Visa USA employees at any time for any reason by the Board of Directors of Visa USA or the Executive Committee thereof.

The laws of the State of California shall control all matters relating to the Plan.

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